Consent of Independent Registered Public Accounting Firm

The Board of Directors

Calvert Impact Fund, Inc.:

We consent to the use of our reports, incorporated herein by reference, dated November 29, 2012, with respect to the financial statements of Calvert Small Cap Fund, Calvert Global Alternative Energy Fund, and Calvert Global Water Fund, each a series of the Calvert Impact Fund, Inc., as of September 30, 2012, and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 28, 2013